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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

            Employment Agreement, dated as of March 1, 2003, (this "Agreement"), between Cindy Lanzendoen ("Employee") and Dialog Group, Inc., a Delaware corporation (the "Company").

            In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

         1. Employment; Term.

         The Company will employ Employee as Executive Vice President, Client Services for a term commencing as of the date set forth above and, unless sooner terminated in accordance with the provisions of Section 11, terminating on December 31, 2004 (the "Initial Term"). The Initial Term shall be extended for successive one-year periods (the "Additional Terms") unless terminated at the end of the Initial Term or any Additional Term by either party upon ninety (90) days' prior written notice given to the other party (the Initial Term and any Additional Terms shall be referred to as the "Employment Period").

         2. Duties.

         During the Employment Period, Employee shall serve as Executive Vice President, Client Services, and perform such duties as are consistent with Employee's position which shall, from time to time, be reasonably delegated or assigned to Employee by the Company. Employee shall: (i) expend substantially all of Employee's working time for the Company; (ii) devote Employee's best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities which would be known by Employee to be detrimental to the best interests of the Company and/or any affiliate thereof.

         3. Compensation.

         3.1. In consideration for the services to be performed by Employee for the Company during the Employment Period, the Company shall compensate Employee at a minimum annual base salary of $150,000 ("Base Salary"), payable in accordance with the Company's standard payroll practices but no less frequently than twice per month. If for any reason Employee is not paid Employee's Base Salary for the year, the difference between the Base Salary and the amount paid shall be paid to Employee prior to the payment of any year-end bonuses to any other employee. Annual increases, as of the first of each year, shall be at least the percentage of the prior year's C.P.I.

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         3.2. At the end of each of the 2003 and 2004 calendar years, respectively, the Company shall pay Employee a target bonus (the "Bonus") of 25% of the Base Salary if Employee meets Employee's individual goals established by the Compensation Committee of the Board of Directors for such year. Such goals are subject to Employee's approval.

         3.3. Employee shall be eligible to participate in all bonus plans of the Company generally available from time to time to employees at Employee's level.

         4. Benefits and Reimbursement of Expenses.

         4.1. Employee shall receive all benefits and fringes made available from time to time to other employees and officers of the Company to the full extent of Employee's eligibility, including medical, dental, life insurance and disability insurance benefits and pension and other similar plans. Employee and Employee's spouse shall receive these benefits fully paid by the Company so long as the Company or its successors exist.

         4.2. At the election of Employee at any time during the Employment Period, the Company shall pay for medical insurance for Employee and Employee's family on substantially the same terms as Employee is offered such coverage through Healthcare Dialog, Inc. In such event, Employee shall select the beneficiaries of such policies and such medical insurance shall be provided by Company to Employee on substantially the same terms for a period ending upon the death of Employee, or Employee's spouse, whichever occurs later. This provision shall survive the termination of this Agreement.

         4.3. The Company shall have in place and pay for a life insurance policy at a cost of no less than $1,000 per month. Employee shall select the beneficiaries of any such policies. In addition, the Company shall pay for both long-term and short-term disability insurance polices for Employee similar to the coverage to which Employee was entitled at Healthcare Dialog, Inc.

         4.4. Employee shall have a health club membership at a club selected by Employee and paid for by the Company at the rates paid by Healthcare Dialog, Inc., subject to increases from time to time.

         4.5. The Company shall reimburse Employee, no less than twice each month, for all reasonable and necessary expenses and disbursements which have been authorized by the C.O.O. and incurred by Employee for and on behalf of the Company in the performance of Employee's duties under this Agreement. For such purposes, Employee shall submit to the Company itemized reports of such expenses in accordance with the Company's policies in effect.

         4.6. Employee shall be entitled to paid vacations during the Employment Period in accordance with the Company's then applicable policy for executive employees, provided that Employee shall not be entitled to less than five (5) weeks paid vacation in each full calendar year, which amount shall be prorated for any partial year. Employee shall accrue earned and unused vacation. Employee shall, upon termination of the Employment Period, receive Base Pay on a pro-rata basis for any earned and unused vacation.

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         4.7. Employee shall receive an automobile allowance of $1,500 per month.

         4.8. Employee shall be eligible to participate in the Company's 401K plan, which shall offer Employee substantially the same terms as the 401K plan offered by Healthcare Dialog, Inc.

         5. Inventions and Patents.

         5.1. Employee will promptly and fully disclose to the Company, or any of its designees, any and all improvements, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned by Employee during the Employment Period, either alone or jointly with others, in connection with Employee's employment with the Company that are related to or useful in the actual or anticipated business of the Company or any of its subsidiaries, or result from tasks assigned Employee by the Company or its subsidiaries (Employee's interest in all said improvements, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, know-how, data, and patent applications, continuation applications, continuation in-part applications, file wrapper continuation applications and divisional applications related thereto shall be collectively hereinafter called "Inventions"). All such Inventions shall be the sole property of the Company, its successors, assigns and nominees, and Employee hereby assigns to the Company, without further compensation, all of Employee's rights, title and interest in and to such Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

         5.2. Employee will keep and maintain adequate and current written records of all Inventions (in the form of notes, sketches, drawings, diskettes and as may be specified by the Company), which records shall be available to, and remain the sole property of, the Company at all times.

         5.3. Employee will assist the Company with its reasonable requests and at the Company's expense in obtaining and enforcing patents, copyrights and other forms of legal protection of such Inventions in any country. Upon request, Employee will execute all applications, assignments, instruments and papers and perform all acts reasonable necessary or desired by the Company to assign all of Employee's interest in such Inventions fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages of Employee's interest therein. If, in exercising its rights under this Section 5.3, the Company is unable, after reasonable effort, to secure Employee's signature on any patent, copyright or other analogous protection relating to an Invention, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for on Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with respect to Employee's interest in the Invention with the same legal force and effect as if executed by Employee.

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         5.4. Employee acknowledges that all original works of authorship which are made during the Employment Period by Employee (solely or jointly with others) within the scope of Employee's employment, and which are protectable by copyright, are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable and unconditional assignment by Employee to the Company of all of Employee's right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works in perpetuity.

         5.5. Employee understands that certain obligations under this Section 5 will continue after the termination of Employee's employment with the Company and that during the Employment Period Employee will perform Employee's obligations under this Section 5 without further payment of any kind, except for prompt reimbursement of reasonable expenses incurred by Employee in connection with the performance of such obligations. Employee further understands that if he is not employed by the Company as an employee at the time he is requested to perform any obligations under this Section 5, he shall promptly receive reimbursement of reasonable expenses incurred and compensation by him and compensation due him in connection with the performance of such obligations.

         6. Proprietary Information.

         6.1. Employee recognizes that Employee's relationship with the Company is one of high trust and confidence by reason of Employee's access to and contact with the trade secrets and confidential and proprietary information of the Company and any subsidiaries of the Company. Except as may be otherwise required by law, Employee will not at any time, either during the Employment Period or thereafter, disclose to others, or use for Employee's own benefit or the benefit of others, any Inventions or any confidential, proprietary or secret information owned, possessed or used by the Company and any subsidiaries of the Company. (collectively, "Proprietary Information"). By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists.

         6.2. Employee's undertakings and obligations under this Section 6 will not apply, however, to any Proprietary Information which: (i) is or becomes public domain through no action on Employee's part, (ii) is approved for release by written authorization of the Board of Directors, (iii) after disclosure to Employee, is lawfully received by Employee on a non-confidential basis, or (iv) is independently developed by Employee.

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         6.3. Upon termination of employment with the Company or at any other time upon request, Employee will promptly destroy or deliver to the Company at Company's expense all notes, memoranda, notebooks, drawings, records, reports, diskettes, files and other documents (and all copies or reproductions of such materials) in Employee's possession or under Employee's control, whether prepared by Employee or others, which contain Proprietary Information whether handwritten, typed or in electronic digital format. Employee acknowledges that this material is the sole property of the Company.

         6.4. This term of this Section 6 is limited to a period ending one year after the expiration of the Employment Period.

         7. Absence of Restrictions Upon Disclosure and Competition.

         7.1. Employee represents that, except as has been disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employers or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee's employment with the Company or to refrain from such competing, directly or indirectly, with the business of such previous employer or any other party.

         7.2. Employee further represents that Employee's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee's employment with the Company, and Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer.

         8. Covenant Not to Compete.

         8.1. Unless otherwise approved by the Board of Directors in writing, during the period specified in Section 8.2, Employee shall not directly engage (whether for compensation or without compensation) in any like business activity, either as an individual proprietor, partner, stockholder, officer, employee, director, consultant or in any other capacity whatsoever (otherwise than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), which competes directly with the business conducted by the Company, as detailed in the business plan of the Company or any of its subsidiaries in effect at the expiration of the Employment Period, unless otherwise agreed to in writing by the Company and Employee.

         8.2. Other than as set forth in Section 11.3, the restrictions specified in Section 8.1 shall be applicable during the Employment Period and for a period of one (1) year thereafter. These restrictions shall not be applicable with respect to a particular business if the Company has ceased to be actively engaged in such business or never engaged in the business within the time contemplated by the plan or one year after the date of the plan.

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         8.3. The restrictions set forth in this Section 8 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

         8.4. It shall not be considered a competitive activity within the meaning of Section 8.1 for Employee to be a member of the faculty or staff of a university, college or other educational or charitable institution, and to undertake all activities, which are normally associated with such positions.

         9. Covenant Not to Solicit Employees.

         Unless otherwise approved by the Board of Directors in writing, Employee shall not at any time, during or for a period ending one year after expiration of the Employment Period, recruit or otherwise solicit or induce any employee of the Company or any of its subsidiaries to terminate their employment with the Company or any of its subsidiaries.

         10. Injunctive Relief.

         Employee acknowledges and agrees that, in the event Employee shall violate any provisions of Sections 6, 8 or 9, the Company will be without an adequate remedy at law and, accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity.

         11. Termination.

         11.1. Employee's employment shall automatically be terminated upon the death of Employee or Employee's voluntarily leaving the employ of the Company and, in addition, Employee's employment may be terminated, at the sole discretion of the Company, and without recourse by Employee, upon the occurrence of either of the following events:

            (1) in the event of Employee's disability as set forth in
         Section 11.2, but only upon fourteen (14) days' prior written notice from the Company to Employee;

            (2) in the event that the Board of Directors determines in writing that there is cause for immediate termination, which shall mean that the Board of Directors reasonably determines either (i) Employee has willfully failed to perform material duties as an employee and officer of the Company following receipt of a written notice from the Board of Directors, which identifies the manner in which Employee has willfully failed to perform such duties, and Employee fails to cure such failure within 15 business days of such notice; (ii) Employee has willfully failed to follow any reasonable policies or directives of the Board of Directors after having received written notice from the Board of Directors that Employee is not following such policies or directions, and Employee fails to cure such failure within 15 business days of such notice; (iii) Employee has engaged in willful, malicious or bad faith conduct materially detrimental to the Company; (iv) Employee has been convicted of any felony or crime involving financial misconduct or moral turpitude; or (v) Employee has materially breached this Agreement.

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         11.2. Employee shall be deemed disabled if, in the reasonable opinion of the Board of Directors of the Company, as confirmed by competent medical advice, Employee becomes physically or mentally unable to perform Employee's duties for the Company and such incapacity shall have continued for any period of ninety (90) consecutive days or for a period of one hundred twenty days (120) within any consecutive six (6) month period.

         11.3. In the event the Company terminates Employee's employment for any reason other than in accordance with Section 11.1, or in the event of a non-renewal of the Employment Period by the Company pursuant to Section 3 ("No Cause Termination"), then the Company shall pay to Employee all amounts earned by Employee pursuant to Section 3, together with any reimbursable amount incurred by Employee pursuant to Section 4, plus, severance pay equal to the amount of Base Salary for twelve (12) months (less any advance commissions previously paid to Employee but not earned, plus any bonus due Employee). Such severance shall be paid in twelve (12) monthly installments, subject to any required withholding, commencing on the first day of the month immediately following termination of the Employment Period; provided, however, that on such date Employee is in compliance with and thereafter continues to comply with any and all material provisions that survive the termination of this Agreement. Except as may be specifically provided by any option agreement between Employee and the Company (or any affiliate) or by any benefit or incentive plan of the Company, or as stated in this Agreement, the Company and its affiliated entities shall have no other obligations to Employee. In the event of a No Cause Termination, the restrictions set forth in Section 8 shall no longer apply to Employee, provided that Employee is in compliance with any and all material provisions that survive the termination of this Agreement.

         11.4. For purposes of Section 11, in the event Employee shall resign from Employee's employment with the Company subsequent to any materially adverse change in Employee's title, nature of duties, powers or responsibilities or employee benefits or a relocation of Employee's primary place of employment from the New York Metropolitan area or other material breach of this Agreement by the Company, such resignation shall be deemed to be a termination of employment by the Company other than in accordance with Section 11.1.

         11.5. Employee shall be under no obligation to mitigate the amount of any payment provided for under this Section 11 by seeking other employment or other sources of income, nor shall such amount be offset by any compensation which Employee may receive from future employment or other sources of income.

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         12. Stock Options.

         The Company shall have in place within 90 days an Employee Stock Option Plan as allowed by law. The plan and number of options offered to Employee shall be reasonable for an individual in Employee's executive position and agreeable to Employee.

         13. Assignment.

         This Agreement, as it relates to the employment of Employee, is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged, irrespective of whether or not the Company is the surviving entity of such merger, or which acquires all of the outstanding shares of the Company's capital stock, or all or substantially all of the assets of the Company, provided, however, any such assignment shall be valid only so long as Company or its successor is not relieved of any obligation hereunder and so long as the assignee assumes the Company's obligations hereunder. To the extent permitted by law, Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee.

         14. Notices.

         Any notice required or permitted to be given pursuant to this Agreement shall be deemed given three (3) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to Employee, at 36 Richard Court, River Edge, NJ 07661; and (ii) if to the Company, at 257 Park Avenue South, 12th Floor, New York, NY 10010, Attention: Vincent DeCrescenzo, Sr., Secretary.

         15. Governing Law.

         This Agreement shall be governed by, and enforced in accordance with, the laws of the State of New York. Any dispute or controversy with respect to this Agreement, other than injunctive relief under Section 10, shall be submitted to arbitration, in New York City, with the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties hereto and may be entered in any court having jurisdiction. Each party in such arbitration proceeding shall pay its own fees, costs and expenses incurred therein.

         16. Waiver.

         If the waiver by either party of a breach of any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not part of this Agreement.

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         17. Indemnification.

         The Company shall indemnify, defend and hold harmless Employee as an officer, director, employee, agent or fiduciary of the Company or its affiliated entities to the fullest extent permitted by applicable law.

         18. Entire Agreement.

         This Agreement constitutes the entire agreement between the parties with respect to Employee's employment by the Company, and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement.

         19. Lock-Up Agreement(s).

         With respect to any future sale of securities of the Company, Employee will execute such lock-up agreement(s) as may be reasonably required by an underwriter, or as may be required by the NASD, the Securities and Exchange Commission and any state "blue sky" regulators provided, however, that the terms and conditions of such lock-up agreement(s) must be substantially the same in all material respects with any lock-up agreement(s) signed by other officers, directors, and stockholders of the Company.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                           DIALOG GROUP, INC.


                                           By: /s/ Peter V. DeCrescenzo
                                               --------------------------------
                                               Peter V. DeCrescenzo, President


                                           EMPLOYEE


                                           By: /s/ Cindy Lanzendoen
                                               --------------------------------
                                               Cindy Lanzendoen

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